Exhibit 10.12

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (the “Agreement”) is made as of April 27, 2015 (the “Effective Date”) by and between MAYFAIR INVESTORS LLC, an Alabama limited liability company (“Seller”) and RRE OPPORTUNITY OP II, LP, a Delaware limited partnership (together with its successors and assigns, “Buyer”).

W I T N E S S E T H :

In consideration of the covenants and provisions contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Agreement to Sell and Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to all of the terms and conditions of this Agreement, the project commonly known as “Mayfair Chateau Manor Apartments” located at 3450 Manor Drive, Homewood, AL 35209 consisting of the following:

(a) Real Property. That certain tract of land more fully described on Exhibit A to this Agreement, together with all improvements thereon, and all appurtenances thereto (including, without limitation, all easements, rights-of-way, water rights, mineral and timber rights, development rights, privileges, licenses, and other rights and benefits belonging to, running with the owner of, or in any way relating to the aforesaid tract of land and all trees, shrubbery and plants, and rights to growing crops); together with all rights, title and interest of Seller in and to any land lying in the bed of any street, opened or proposed, in front of or abutting or adjoining the aforesaid tract of land, and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the aforesaid tract of land or for damage to such tract of land by reason of a change of grade of any street (collectively, the “Real Property”).

(b) Personal Property. All fixtures, furniture, equipment, supplies, kitchen equipment, washing machines, clothes dryers, swimming pools and other recreational amenity equipment, and other personal property attached or appurtenant to, or located in or on, or used in connection with the Real Property, which are not owned by tenants of the Real Property, including, without limitation, the items set forth on Exhibit B-1 to this Agreement (collectively, the “Personal Property”), but excluding the items set forth on Exhibit B-2 of this Agreement (collectively, the “Excluded Items of Personal Property”).

(c) Leases. The Seller’s interest in all leases, tenancies, licenses and other agreements for the use or occupancy of any portion of the Property in effect on the date of this Agreement and all guaranties in connection therewith (the “Tenant Leases”).

(d) Service Agreements. To the extent assignable, the Seller’s interest in all leasing, service, supply and maintenance contracts relating to the Real Property or Personal Property (collectively, the “Service Agreements”), but only to the extent Buyer elects to have such Service Agreements assigned to it in accordance with Section 5(c) hereof.

(e) Intangible Property. All of Seller’s interest in any intangible property now or hereafter owned by Seller and used solely in connection with the Real Property, including any goodwill, certificates of occupancy, warranties, guaranties, governmental permits, approvals and licenses, the name “Mayfair Chateau Manor Apartments” and variations thereof and any other trade names, trademarks and symbols associated with the Property; and together with Seller’s interest in any website or domain names and telephone and facsimile numbers owned or maintained by Seller (collectively, the “Intangible Property”).

(f) Property. The Real Property, the Personal Property, the Leases, the Service Agreements, and Intangible Property are sometimes collectively referred to as the “Property”.

2. Purchase Price.

(a) The purchase price for the Property (the “Purchase Price”), subject to adjustments as provided in this Agreement, shall be Thirty Million Two Hundred Thousand and 00/100 Dollars ($30,200,000.00), and shall be paid as follows:

(i) Five Hundred Fifty Thousand and 00/100 Dollars ($550,000.00) (the “Deposit”) to be paid within three (3) business days after the Effective Date in immediately available funds and delivered to Land Services USA, Inc., 1 South Church Street, Suite 300, West Chester, PA 19380, Attention: Alison Zugschwert, Phone: (215) 255-8981, Facsimile: (215) 568-8219; Email: azugschwert@lsutitle.com (“Escrow Holder” or “Title Company”).

(ii) The balance of the Purchase Price, as adjusted in accordance herewith, less the principal amounts outstanding on the First Mortgage and the Second Mortgage as of the Closing Date, shall be paid at Closing by wire transfer of immediately available funds and delivered to Escrow Holder.

(b) The Deposit shall be held by Escrow Holder in one or more interest bearing federally-insured money market accounts acceptable to both Seller and Buyer, or in short-term United States Government obligations having a maturity date which is not later than the Closing Date (as hereinafter defined). As used in this Agreement, “Deposit” shall mean and include the Deposit as defined in Section 2(a) above and any interest earned thereon. If requested by Escrow Holder, Buyer shall execute and deliver a Form W-9 to Escrow Holder. Failure by Buyer to deliver the Deposit as provided above shall render this Agreement voidable at the option of the Seller.

(c) Seller’s taxpayer identification number is 45-3261186; Buyer’s taxpayer identification number is 90-0892969.

3. Disposition of Deposit; Defaults.

(a) Held in Escrow. The Deposit shall be held in escrow and disbursed by Escrow Holder strictly in accordance with the terms of this Agreement.

(b) Upon Default.

(i) If Buyer, without the right to do so and in default of its obligations under this Agreement, fails to complete Closing, Seller shall have the right to be paid the Deposit and all interest earned on the Deposit as liquidated damages. The right of Seller to be paid the Deposit plus interest thereon shall be Seller’s exclusive and sole remedy, and Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted by law or in equity against Buyer. Notwithstanding anything contained in this Section 3(b), Escrow Holder shall not pay the Deposit to Seller under this Section 3(b) until the earlier to occur of (A) receipt by Escrow Holder of written joint instructions from Seller and Buyer, or (B) entry of a final and unappealable adjudication determining which party is entitled to receive all or part of the Deposit. The foregoing shall not limit Seller’s rights against Buyer and Buyer’s liability to Seller by reason of a default by Buyer under this Agreement which survives Closing. In no case shall Buyer or any of its partners, shareholders, officers or directors, or any trustee or beneficiary of Buyer, have any personal liability whatsoever arising under or in connection with this Agreement; Buyer’s liability shall in all events be limited to the Deposit, all interest earned thereon, and the Property.

(ii) If Seller, without the right to do so and in default of its obligations under this Agreement, fails to complete Closing or otherwise defaults under or breaches this Agreement, Buyer shall have the right to be paid the Deposit, all interest earned on the Deposit and reimbursement of Buyer’s out of pocket documented third party reports and title examination, not to exceed $50,000 (excluding Buyer’s attorney’s fees) (the “Reimbursable Costs”), which right shall be in addition to all other rights and remedies of Buyer under this Agreement, at law or in equity, including without limitation the right to specific performance and injunctive relief.

(c) Upon Closing or Termination by Buyer. If Closing is completed hereunder, Escrow Holder shall pay the Deposit to Seller and all interest earned on the Deposit to Buyer. If Buyer terminates this Agreement as a result of Seller’s default or pursuant to the exercise of any right of termination permitted by this Agreement, upon the earlier to occur of: (i) receipt by Escrow Holder of written joint instructions from Seller and Buyer or (ii) entry of a final and unappealable adjudication determining which party is entitled to receive the Deposit and the interest thereon, as applicable, the Deposit and all interest thereon shall be distributed in accordance with such written instructions or adjudication.

(d) Dispute. In the event of a dispute between the parties with respect to the Deposit, the Escrow Holder may deposit the Deposit with a court of proper jurisdiction and commence an interpleader action. Upon notifying Seller and Buyer of the commencement of such action, Escrow Holder shall be released of all liability with respect to the Deposit, except to the extent of accounting for any monies previously delivered by Escrow Holder out of escrow. Escrow Holder shall not be liable to either Seller or Buyer other than for the performance of its duties under this Agreement, its negligence or intentional wrongdoing. Escrow Holder may rely upon the genuineness or authenticity of any document tendered to it by either of the parties, and shall be under no duty of independent inquiry with respect to any acts or circumstances recited in such document.

4. Closing.

(a) Closing Date. The consummation of the purchase and sale of the Property (the “Closing”) shall take place on the tenth (10th) day after Buyer’s receipt of (i) Assumption Approval (as hereinafter defined) and (ii) a set of draft loan assumption documents from Lender in form and substance reasonably acceptable to Buyer and Seller, or on such earlier date as Buyer shall designate by prior written notice to Seller, but with an outside date as provided in subsections 4(b)(i) and 4(b)(ii) of this Section (the “Closing Date”). The Closing shall be conducted through an escrow with the Escrow Holder, with escrow fee, not to exceed a total of $1,000 (the “Escrow Fee”) to be paid equally by Seller and Buyer. IT IS AGREED THAT TIME IS OF THE ESSENCE OF THIS AGREEMENT.

(b) Loan Assumption.

(i) Within ten (10) days after the Effective Date, Seller will apply for and thereafter diligently pursue all approvals necessary for Buyer’s assumption (the “Loan Assumption”) of the first mortgage loan in the original principal balance of $19,900,000.00 (the “First Mortgage”) and the second mortgage loan in the original principal balance of $2,800,000.00 (the “Second Mortgage”) both encumbering the Property (collectively the “Mortgage Loan”). Seller will apply for the Loan Assumption of the Mortgage Loan, and Seller and Buyer will promptly submit to the Lender the necessary documents required for the Loan Assumption. Buyer will pay for all application fees and deposits required by the Lender pursuant to the application. Seller will cooperate with Buyer and the Mortgage Loan lender (the “Lender”) in connection with the approval process. If Lender approves Buyer’s assumption of the Mortgage Loan (the “Assumption Approval”) (a) Buyer will pay all costs, expenses and assumption fees charged by the Lender in connection with the Loan Assumption, (b) any escrow or reserve amounts held by the Lender will be assigned to Buyer and Seller will receive a credit at Closing equal to such amounts; (c) all other third-party costs or fees of the assumption will be paid by Buyer; and (d) Seller will received from Lender releases of Seller and any existing guarantors of the Mortgage Loan from liability

(excluding any liability related to events occurring prior to the Closing and any environmental matters occurring prior to Closing that are commonly excluded from such a release) under the documents evidencing and securing the Mortgage Loan from Lender in a form acceptable to Seller (the “Seller Releases”).

(ii) If Lender fails or refuses to provide the Assumption Approval on or before 90 days after the Effective Date (the “Loan Approval Deadline Date”), Buyer may either (i) elect to extend the Loan Approval Deadline Date by 30 days by giving written notice (at least10 days prior to the Closing Date) to Seller and the Title Company; or (ii) elect to terminate this Agreement on or before 5:00 p.m. (Eastern time) on the Loan Approval Deadline Date, in which case the Deposit, will be returned to Buyer and neither party will have any further rights or obligations hereunder, except for those that expressly survive the termination of this Agreement. If Buyer elects to extend the Loan Approval Deadline Date, but Lender fails or refuses to provide the Assumption Approval on or before the extended Loan Approval Deadline Date, Buyer may elect to terminate this Agreement on or before 5:00 p.m. (Eastern time) on the Loan Approval Deadline Date as extended, in which case the Deposit will be returned to Buyer, and, thereafter, neither party will have any further rights or obligations hereunder, except for those that expressly survive the termination of this Agreement.

5. Inspection and Title Review.

(a) Inspection Period. Upon prior notice to Seller (by telephone or email), Buyer and its authorized agents and representatives shall have the right to enter upon the Real Property (including all of the apartment units, but subject to the rights of tenants under the Leases and in accordance with applicable law) at reasonable times during normal business hours to inspect and conduct reasonably necessary inspections (with a Seller representative present) and tests on the Property at its sole cost and expense, including, without limitation, engineering and hazardous material inspections; provided, however, any intrusive physical testing will be conducted by Buyer only after obtaining Seller’s prior written consent. The right granted in the immediately preceding sentence may be exercised during the period commencing on the Effective Date and ending on the earlier to occur of the Closing Date or termination of this Agreement. Buyer shall bear the cost of all inspections and tests, and Buyer shall give reasonable notice to the management of any inspection or test to be conducted on the Property. Except to the extent caused by Seller or its agents, Buyer hereby indemnifies and holds Seller and the Property harmless as to all physical loss or property damage resulting from Buyer’s inspections and tests of the Property. Buyer shall also restore the Real Property to substantially the same condition in which the same were found before any such entry upon the Property and inspection or examination was undertaken. Such agreement to repair and restore, and to indemnify and hold harmless Seller shall expressly survive closing or any termination of the Agreement. Buyer shall maintain, or shall cause its contractors to maintain, public liability and property damage insurance insuring Buyer with Certificate of Insurance provided to Seller, naming Seller as additional insured, prior to entry of the Property) against any liability arising out of any entry or inspections of the Property or work performed about the Property pursuant to the provisions hereof.

(b) Document Review. Within three (3) business days after the Effective Date, Seller shall deliver to Buyer (or make available for inspection at the Property) copies of the items listed on Schedule 5(b) attached hereto and made a part hereof, but only to the extent such items are in Seller’s possession or control (collectively, the “Documents”). Buyer shall make its own independent inquiry regarding the economic feasibility, physical condition and environmental state of the Property during the period beginning on the Effective Date and ending at 5:00 pm (Eastern) on May 18, 2015 (the “Inspection Period”).

(c) Assignment or Cancellation of Service Agreements. Prior to the expiration of the Inspection Period, Buyer shall advise Seller in writing of any Service Agreements which it elects to have cancelled upon Closing, provided that Buyer expressly agrees to assume all assignable Service Agreements that are not cancellable by their terms or which cannot be terminated without cost or penalty to Seller. Seller agrees to give timely notices of termination of such Service Agreements. At Closing, Seller shall assign and Buyer shall assume all Service Agreements that have not terminated as of the Closing Date, including without limitation, any remaining rights and obligations under Service Agreements under which the notice required to terminate such Service Agreements, though delivered, will not have run prior to Closing. All existing agreements for management of the Property shall be terminated at Closing.

(d) Right of Termination. Buyer may terminate this Agreement by written notice to Seller on or before 5:00 pm (Eastern) on the last day of the Inspection Period, for any reason or for no reason whatsoever, and this Agreement shall be null and void for all purposes (except for provisions that expressly survive hereunder) and the Deposit and all interest thereon shall be returned to Buyer. In the event that Buyer does not deliver notice of termination of this Agreement prior to the expiration of the Inspection Period, Buyer shall be deemed to have waived its right to terminate under this Section 5(d) and the Deposit shall be non-refundable to Buyer except as otherwise set forth in this Agreement.

6. Condition of Title.

(a) Title to Real Property. Title to the Real Property shall be good and marketable and free and clear of all liens, restrictions, easements, encumbrances, leases, tenancies and other title objections, except for the Permitted Encumbrances (as hereinafter defined), and shall be insurable as such and as provided in this Agreement at ordinary rates by the Title Company pursuant to an ALTA Owner’s Policy of Title Insurance, Form 2006 (the “Owner’s Policy of Title Insurance”). The term “Permitted Encumbrances” shall mean liens securing the Mortgage Loan, Tenant Leases (as hereinafter defined), real estate taxes for the current tax year which are not yet due and payable, and the items to which either (i) Buyer has not objected or (ii) Buyer has objected, but Seller has agreed in writing to cure and has in fact cured on or before the Closing Date. The Owner’s Policy of Title Insurance shall also contain endorsements insuring that (A) the covenants, conditions and restrictions included in the Permitted Encumbrances have not been violated and that a future violation thereof will not cause a forfeiture or reversion of title, (B) Buyer’s contemplated use of the Real Property as multifamily apartments will not violate the covenants, conditions and restrictions included in the Permitted Encumbrances, (C) if the Real Property consists of multiple parcels, all such parcels constitute a single, contiguous tract, and (D) the Real Property has direct access to a publicly dedicated road, and (E) any other endorsements reasonably requested by Buyer. In addition, Seller shall deliver a standard Owner’s title affidavit to the Title Company at Closing sufficient in form to remove the “standard” title exceptions to the extent removable thereby.

(b) Title to Personal Property. Title to the Personal Property shall be good and marketable and free and clear of all liens, security interests and other encumbrances except those securing the Mortgage Loan. Seller shall pay at or before Closing, all sums required to free the Personal Property of any interest of any party and shall cause to be filed at or before Closing any termination statement, release, discharge or other document required to remove of record any encumbrance upon the Personal Property held by any party.

(c) Commitment to Insure. Within three (3) business days after the date of this Agreement, Buyer shall order (i) a commitment to insure with respect to the Real Property from the Title Company (the “Commitment”), such Commitment to certify that fee simple title to the Real Property is vested in Seller, and to commit to insure title to the Real Property as required by Section 6(a); and (ii) an update of Seller’ existing survey (the “Survey”) (a copy of which is to be provided to Seller upon receipt of same). If the Commitment or Survey discloses that title to the Real Property is subject to any material defect, encumbrance or other objection of Buyer other than the Permitted Encumbrances, Buyer shall have the right to give to Seller written notice specifying such defect, encumbrance or other objection within five (5) business days of receipt of the last of the Commitment, all documents, plats and maps referenced in the Commitment and the Survey (“Title Objection Notice”) but in no event shall the Title Objection Notice be delivered to Seller after expiration of the Inspection Period. Seller shall have up to five (5) days following receipt of Buyer’s Title Objection Notice to notify Buyer whether or not it will correct such defect, encumbrance or other title objection (the “Response Notice”). Failure of Seller to provide a timely Response Notice shall evidence Seller’s refusal to cure the objections set forth in the Title Objection

Notice, provided that notwithstanding the foregoing, and without any requirement for a Title Objection Notice, Seller shall be obligated to remove of all monetary liens and judgments filed against the Property other than those securing the Mortgage Loan.

(d) Inability to Convey. If Seller is unable to convey title to the Real Property to Buyer at Closing in accordance with the requirements of this Agreement, or if a commitment to insure in accordance with the requirements of this Agreement cannot be obtained from the Title Company or other reputable title insurance company acceptable to Buyer, Buyer shall have the options (i) of taking such title as Seller is able to convey with abatement of the Purchase Price in (A) the amount (fixed or ascertainable) of any liens on the Real Property, plus (B) an amount required to cure any other title objection (if the amount is reasonably ascertainable), and/or at Buyer’s election, the amount of any premium payable for affirmative title insurance insuring over such other defect, encumbrance or other title objection, or (ii) of terminating Buyer’s obligations under this Agreement and being repaid the Deposit and all interest earned thereon, together with the Reimbursable Costs, and upon payment to Buyer of the Reimbursable Costs this Agreement shall be null and void and neither party shall have any obligations hereunder. Notwithstanding the foregoing, if title to the Real Property is not as described in Section 6(a) by reason of any willful act or omission by Seller, Buyer shall also be entitled to pursue all other remedies available to Buyer at law or in equity.

(e) Subsequent Defects. Notwithstanding the foregoing, Buyer shall have the same rights to make objections to any material new matter first disclosed to Buyer by any updated Commitment after expiration of the Inspection Period until the earlier of (i) five (5) business days after Buyer’s receipt of such updated Commitment, or (ii) Closing, and such matters shall be subject to cure by Seller under the same procedures set forth above for Buyer’s original title objections, provided, however, in the event that Seller reasonably determines that any such matters cannot be removed at or prior to Closing, Seller shall notify Buyer in writing, whereupon Buyer at its election, which must be exercised by written notice to Seller within five (5) business days after receipt by Buyer of Seller’s notice, may (i) terminate this Agreement and receive a refund of the entire Deposit, or (ii) waive all such title objections and proceed to close the transaction in accordance with the terms of this Agreement, except that if such deadline is after the originally scheduled Closing Date, Closing shall be on or before the fifth (5th) business day after the last day of Buyer’s deadline to respond to Seller, and in which event all such waived matters shall become Permitted Encumbrances.

7. Possession.

(a) Delivery of Possession. Actual sole and exclusive physical possession of the Property shall be given to Buyer at Closing unoccupied and free of any leases, claims to or rights of possession other than the rights of tenants under Tenant Leases by delivery of the keys to the Property and Seller’s Statutory Warranty Deed, duly executed and acknowledged by Seller and in proper form for recording (the “Deed”), and Seller’s bill of sale in the form of Exhibit C to this Agreement duly executed and acknowledged by Seller and in proper form for recording (the “Bill of Sale”) including, as required, separate assignments of the registrations of any motor vehicles described on Exhibit B-1. If Buyer causes a survey of the Real Property to be made, then at Buyer’s option the description of the Real Property contained in the Deed shall be based upon that survey. It is intended by the parties that the Real Property includes all of the land and real property interest owned by Seller in the vicinity of the lot or tract of ground described on Exhibit A to this Agreement. If it is determined that Seller owns land or other real property interest in the vicinity of, but in addition to, that described on Exhibit A to this Agreement, then the Deed shall include such additional land or interests.

8. Apportionments.

(a) Taxes, Rents, etc.

(i) Real estate taxes (on the basis of the actual fiscal year (October 1 – September 30) for which such taxes are assessed based on custom and practice in Jefferson County, Alabama) on the Real Property, personal property taxes on the Personal Property, minimum water and sewer rentals, rents, including without limitation expense pass throughs, percentage rents and other sums paid by tenants, licensees and concessionaires and collected by Seller prior to Closing under the Tenant Leases, payments due under the Service Agreements (as hereinafter defined) which are to be assigned to Buyer, prepaid license fees and other charges for licenses and permits for the Real Property which will remain in effect for Buyer’s benefit after Closing, and municipal rubbish removal charges shall be apportioned pro-rata between Seller and Buyer on a per diem basis as of the Closing Date.

(ii) All rents and other sums collected by Buyer after the Closing Date, will be retained by Buyer and applied on account of the rents and other sums due to Buyer. At Closing, Seller shall identify all tenants which are in arrears in the payment of rent on the Closing Date. If any tenant shall, prior to the first (1st) day of the third (3rd) full calendar month after the Closing Date, pay to Buyer a sum in excess of all rents and other sums which have accrued to Buyer, and which excess sum is on account of arrearages which became due prior to Closing, Buyer will promptly remit such excess net of costs of collection to Seller; provided, however, that Buyer shall not be obligated, with respect to minimum rent, to pay to Seller minimum rent in excess of that payable in any one month. Buyer shall have no obligation to remit to Seller any such sums paid to Buyer after the first (1st) day of the third (3rd) full calendar month after the Closing Date. Seller shall not bring any eviction proceeding against any tenant under the Tenant Leases after the Closing Date on account of rental delinquencies. Buyer assumes no obligation to collect or enforce the payment of any such moneys which may be owing to Seller. If Buyer employs an agent to collect rent under the Tenant Leases after Closing, such agent shall have the right to deduct and retain from Seller’s share of any rent or other payments received by Buyer after the Closing Date compensation at the rate payable to such agent by Buyer.

(iii) Any refunds received by Buyer prior to the first (1st) day of the third (3rd) full calendar month after the Closing Date under any of the Service Agreements on account of payments which are applicable to periods prior to the Closing Date shall be apportioned by Buyer upon receipt and the portion thereof attributable to periods prior to the Closing Date shall be paid by Buyer to Seller. Buyer shall have no obligation to remit to Seller any such sums paid to Buyer after the first (1st) day of the third (3rd) full calendar month after the Closing Date.

(iv) If bills for real estate taxes on the Real Property have not been issued as of the Closing Date, and if the amount of real estate taxes for the then current tax fiscal year is not then known, the apportionment of real estate taxes shall be made at Closing on the basis of the prior fiscal year’s real estate taxes and Seller and Buyer shall readjust real estate taxes within ten (10) business days after final determination of the real estate taxes for the Real Property for the fiscal year in which the Closing Date occurs, even if the amount of such adjustment cannot be determined until after the Closing Date. This Section shall survive Closing and recordation of the Deed.

(v) If, at Closing, the Real Property or any part thereof is affected by an assessment which is payable in installments of which the first installment is then a charge or lien, or has been paid, then all unpaid installments of such assessments, including those which are to become due and payable after Closing, shall be deemed to be due and payable and to be a lien upon the Real Property and shall be paid and discharged by Seller at Closing.

(vi) Any credit due to Buyer pursuant to this Section 8(a) shall be applied as a credit against the Purchase Price, and any credit due to Seller pursuant to this Section 8(a) shall be paid by Buyer to Seller at Closing as an addition to the Purchase Price.

(b) Security Deposits. The total sum of all tenant security deposits listed on the rent roll attached as Exhibit D, as updated at Closing, together with all interest earned thereon as of the Closing Date which Seller is obligated to pay to tenants, shall be given to Buyer at Closing as a credit against the Purchase Price.

(c) Utility Meter Readings. Seller shall obtain readings of the water, electric, gas and other utility meters servicing the Real Property (other than meters measuring exclusively utility consumption which is to be paid in full by tenants under Tenant Leases) to a date no sooner than two (2) business days prior to the Closing Date. At or prior to Closing, Seller shall pay all charges based upon such meter readings, adjusted to include a reasonable estimate of the additional charges due for the period from the dates of the respective readings until the Closing Date. If Seller is unable to obtain readings of any meters prior to the Closing Date, Closing shall be completed without such readings and upon the obtaining thereof, Seller shall pay the charges incurred prior to the Closing Date as reasonably determined by Buyer and Seller based upon such readings. If Seller is unable to obtain readings of any meters prior to the Closing Date, Closing shall be completed without such readings and within five (5) business days after the obtaining thereof, Seller shall pay the charges incurred prior to the Closing Date as reasonably determined by Buyer based upon such readings. This Section shall survive Closing and recordation of the Deed

(d) Closing Costs. Seller shall pay (i)  1⁄2 of the Escrow Fee; (ii) interest on the Mortgage Loan to the date of closing (via a credit to the Buyer on the Closing Statement), and (iii) all of Seller’s legal costs and expenses. Buyer shall pay (i) the deed recording tax due in connection with the recordation of the Deed, (ii) all title insurance costs and expenses, including without limitation, title search and exam, Owner’s Policy premium and Loan Policy premium (including endorsements to existing loan policies), (iii) cost of the Buyer’s survey, (iv)  1⁄2 of the Escrow Fee, (v) all other closing and all recording costs with respect to the conveyance of the Property, (vi) all costs and expenses due in connection with the Loan Assumption, including the next ensuing mortgage payments on the Mortgage Loan (as may be required by the Lender) and (vii) Buyer’s legal costs and expenses. All other costs and expenses incurred in connection with the transaction contemplated hereby and not specifically allocated herein shall be paid by the party incurring the same.

(e) Rent Ready Credit. Not more than two (2) business days prior to Closing (“Walk Though Date”), a representative of Buyer and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date, Buyer shall receive a credit against the Purchase Price at Closing in the amount of $1,500 per unit. As used herein, “‘rent ready’ condition” shall mean ready for occupancy, equipped with working appliances, cleaned and freshly painted, if necessary.

(f) Up Front Payments. Any one-time inducement payments or other non-refundable fees, royalties or other payments made or paid to the owner of the Property under any Service Agreement assumed by Buyer at Closing, including, but not limited to, any payments made to the owner of the Property under any cable agreement (“Up Front Payments”), shall be apportioned pro rata between Seller and Buyer and Buyer shall receive any credit from Seller at closing for any portion of any Up Front Payments attributable or allocable to any period of time from and after Closing.

(g) Settlement and Prorations. Seller and Buyer shall cause the Escrow Holder to prepare a settlement statement containing the prorations described above and deliver the same together with reasonable backup information from Seller no later than two (2) business days prior to the Closing Date.

9. Representations and Warranties of Seller. Seller, to induce Buyer to enter into this Agreement and to complete Closing, makes the following representations and warranties to Buyer, which representations and warranties are true and correct as of the date of this Agreement, and shall be true and correct at and as of the Closing Date in all respects as though such representations and warranties were made both at and, as of the date of this Agreement, and except as otherwise set forth herein, at and as of the Closing Date.

(a) Seller was duly formed as a limited liability company and is in good standing under the laws of the State of its formation and in the State where the Property is located. Seller has all requisite limited liability company power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Seller pursuant to this Agreement and to perform its obligations under this Agreement and under such documents. Seller shall have obtained by the Closing any consents necessary for it to enter into and perform this Agreement.

(b) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite company action and will not conflict with or result in a breach of any of the terms, conditions or provisions of the operating agreement of Seller, and will not conflict with or result in a breach of any law, regulation or order, or any agreement or instrument to which Seller is a party or by which Seller is bound or the Property is subject; and this Agreement and the documents to be delivered by Seller pursuant to this Agreement, will each constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their respective terms, covenants, and conditions; and there are no claims, defenses (personal or otherwise) or offsets to the validity of or enforceability against Seller, of this Agreement and the documents to be delivered pursuant hereto.

(c) Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(d) Neither Seller nor any of its affiliates is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action and does not, to its actual knowledge, engage in any dealings or transactions or be otherwise associated with such persons or entities.

(e) Seller has no employees with respect to the Property.

(f) Exhibit D to this Agreement is a complete and correct list of all of the Tenant Leases. Each of the Tenant Leases is valid and subsisting and in full force and effect and, except as otherwise set forth on Exhibit D, the tenant thereunder is in actual possession of the leased unit and, except as otherwise set forth on Exhibit D, neither the tenant nor the landlord is in default under the Tenant Lease. No tenant under any of the Tenant Leases has prepaid any rent or other charges for more than the current month, except as shown on Exhibit D.

(g) Seller has not received any notice (“Defect Notice”) from the holder of any mortgage presently encumbering the Property, any insurance company which has issued a policy with respect to the Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Property or suggesting or requesting the performance of any repairs, alterations or other work to the Property.

(h) There are no management, service, equipment, supply, security, maintenance, construction, concession or other agreements with respect to or affecting the Property, except for the agreements listed on Exhibit H to this Agreement; neither Seller nor the other party to any of the Service Agreements is in default thereunder and no event or omission has occurred which with the giving of notice or lapse of time, or both, would constitute a default or breach under the Service Agreements; and each of the Service Agreements designated on Exhibit E to be assigned to Buyer at Closing is assignable by Seller and will not be invalidated, violated or otherwise adversely affected by the assignment thereof or by the transfer of the Property to Buyer.

(i) All buildings and improvements (including all roads, parking areas, curbs, sidewalks, sewers and other utilities) included within the Property have been completed and installed in accordance with the plans and specifications therefor approved by the governmental authorities having jurisdiction; and no municipal or other governmental improvements affecting the Property are in the course of construction or installation, and no such improvement has been ordered to be made; all street paving, curbing, sanitary sewers, storm sewers and other municipal or other governmental improvements which have been constructed or installed have been paid for and will not hereafter be assessed, and all assessments heretofore made have been paid in full; and there are no private contractual obligations relating to the installation of or connection to any sanitary sewers or storm sewers.

(j) All licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Property (and all individual items constituting the Property), have been paid for, are in full force and effect, are assignable by Seller, and will not be invalidated, violated or otherwise adversely affected by the assignment thereof or by the transfer of the Property to Buyer.

(k) No portion of the Property and no method of operation of the Property is in violation (“Violation”) of any applicable law, ordinance, code, rule, order, regulation or requirement of any governmental authority, the requirements of any local board of fire underwriters (or other body exercising similar functions), or the provisions of the Tenant Leases or Service Agreements; and there are no presently outstanding and uncured notices of Violations.

(l) Seller has no knowledge of any defective condition, structural or otherwise, with respect to the Property; and the heating, ventilating and air conditioning, plumbing, sprinkler, electrical and drainage systems, swimming pool and pool equipment, elevators and roofs, and all other fixtures, equipment and systems at or serving the Property are in good condition, repair and working order.

(m) There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or any of the Tenant Leases or Service Agreements or relating to or arising out of the ownership, management or operation of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(n) All taxes currently due and payable with respect to the Real Property have been paid; the Real Property constitutes a separate tax parcel and is separately assessed for real estate tax purposes; there is no proceeding pending for the adjustment of the assessed valuation of all or any portion of the Real Property; the Real Property has been assessed and real estate taxes have been paid on the basis of the value of all improvements as completed; and there is no abatement in effect with respect to all or any portion of the real estate taxes.

(o) To the best of Seller’s knowledge, all maintenance assessments, home owners’ association assessments, condominium owners association assessments, and other assessments of any kind or nature which are due or payable with respect to the Property (the “Assessments”) have been paid in full. To the best of Seller’s knowledge, Seller owes no past due Assessments, and no lawsuits for the collection of any Assessments have been filed against Seller or with respect to the Property.

(p) Seller has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain (“Taking”) in connection with the Property, and to Seller’s knowledge no Taking has been threatened.

(q) All contractors, subcontractors and other persons or entities furnishing work, labor, materials or supplies for the development and construction of the Property have been paid in full and there are no claims against the Seller or the Property in connection therewith.

(r) All of the books, records, information, data and other items supplied by Seller to Buyer, and upon which Seller prepared financial statements for the past three (3) years for the operation of the Property, are all true, complete and correct in all material respects, have been prepared in accordance with generally accepted accounting practices and principles, and fairly and accurately presented the results of operations of the Property for the past three (3) years.

(s) The statement of income and expense attached as Exhibit F to this Agreement is true, complete and correct, fairly and accurately reflects the income and expenses of the operation of the Property for the periods reflected thereby, and has been audited and certified to by an independent certified public accountant or was prepared in accordance with generally accepted accounting practices and principles.

(t) Neither Seller nor any affiliate or affiliated person or entity of Seller, nor any of its partners, own any property adjoining or adjacent to the Real Property, so that the restrictive covenants and provisions, if any, contained in the Tenant Leases, apply to no property other than the Property.

(u) The Real Property is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any property not included in the Real Property to fulfill (i) any zoning, building code or other municipal or governmental requirement, (ii) for structural support or the furnishing to the improvements included in the Real Property of any essential building systems or utilities, including, but not limited to, electrical, plumbing, mechanical and heating, ventilating and air-conditioning systems, or (iii) the requirements of any of the Tenant Leases; and no building or other improvement not included in any part of the Real Property relies on any part of the Real Property to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing to such building or improvement of any essential building systems or utilities.

(v) To the best of Seller’s knowledge, Seller is currently in compliance with all of its obligations under the terms and provisions of the Mortgage Loan, has not received any notice from Lender of a default under the terms and provisions of the Mortgage Loan; there is no act, condition, or omission, which, with notice, the passage of time or both, would constitute a default under the terms and provisions of the Mortgage Loan.

(w) As part of the Documents, Seller has delivered to Buyer copies of all documents, instruments and agreements relating to the Mortgage Loan, such copies are true, correct and complete in all material respects.

(x) After the April 1, 2015 payments, the current outstanding principal balance owed on the First Mortgage is $18,831,330.72 and the current outstanding principal balance owed on the Second Mortgage is $2,763,737.24

The representations and warranties of Seller set forth in Section 9 shall remain in effect shall survive Closing and delivery of the Deed for a period of one (1) year following the Closing Date and also thereafter if Buyer shall have given to Seller notice of a breach thereof within such one-year period.

10. Operations Prior to Closing. Between the date of the execution of this Agreement and Closing:

(a) Repairs; Alterations. Seller shall, at its expense, make all repairs and replacements, structural and non-structural, which are required with respect to any portion of the Property to maintain it in its present condition, except only damage by a Casualty (which term is defined in, and shall be governed by, the provisions of Section 12 below). Seller shall cure, prior to the Closing Date or, at Buyer’s sole option, as soon after the Closing Date as is reasonably practical, any Violation which existed prior to the Closing Date. Seller will not in any manner alter the condition of the Property, such as, without limitation, the removal therefrom of soil or other ground conditions or the making of any changes or alterations to the buildings and improvements thereon.

(b) Operations and Management. Seller shall operate and manage the Property in substantially the same manner as it has been operated and managed prior to the date of this Agreement and in accordance with applicable law. Seller shall submit to Buyer monthly reports of rental collections, occupancy and vacancies.

(c) Accuracy of Representations and Warranties. Seller shall perform any and all acts, and shall make any and all payments, necessary to cause the representations and warranties of Seller in this Agreement to be true and correct.

(d) Compliance with Obligations. Seller shall comply with all of the obligations of Seller under the Tenant Leases, the Service Agreements and all other agreements and contractual arrangements by which Seller and/or the Property are bound or affected. Seller shall maintain its current insurance policies in full force and effect and shall pay all required premiums and other charges. If Seller fails to make any payments required under the provisions of this Section 10(d), at or prior to the Closing Date Buyer may, in addition to all of its other rights and remedies available at law, in equity or under this Agreement, make such payment on behalf of Seller and set off and deduct the amount of such payment against the Purchase Price.

(e) New Contracts; New Leases.

(i) Seller shall not enter into any contract for or on behalf of or affecting the Property which cannot be terminated upon no more than thirty (30) days’ prior notice or without charge, cost, penalty or premium, and shall not renew, fail to give a notice which, in the absence of which, will result in an automatic renewal of, modify, cancel or terminate any Service Agreement, and shall not renew, fail to give a notice which, in the absence of which, will result in an automatic renewal of, modify, cancel, accept surrender of, terminate, or accept any advance rental under any of the Tenant Leases. Seller shall not execute any new service agreement or new lease for any portion of the Property without the prior written consent of Buyer.

(ii) (A) Notwithstanding the provisions of Section 10(e)(i) above, Seller may enter into new leases prior to the Closing Date for rental units within the Real Property which become vacant or may renew any of the Tenant Leases which expire prior to the Closing Date, if such new leases are pursuant to written lease agreements on the printed form heretofore utilized by Seller, a copy of which has been delivered by Seller to Buyer, if the tenants under such new leases have commercially reasonable credit ratings based on past practices, if such new leases or renewals are for terms not exceeding one (1) year, and if the rentals under such new leases and renewals are at rates not less than the rental rate for comparable rental units now being charged under existing Tenant Leases as set forth on Exhibit D, without any free rent, abatement, agreement of landlord to do any work in the rental unit or other landlord concession. Any new lease permitted to be made pursuant to the preceding sentence shall be deemed included in the Tenant Leases.

(B) Seller shall use its best efforts to obtain Tenant Leases satisfying the requirements of this Section 10(e)(ii) with respect to any units within the Real Property which become vacant prior to the Closing Date, and to obtain renewals of any of the Tenant Leases which expire prior to the Closing Date satisfying the requirements of this Section 10(e)(ii).

(f) Notices. Promptly after receipt thereof by Seller, Seller shall deliver to Buyer the following:

(i) a copy of any notice of default given or received under any of the Tenant Leases or the Service Agreements;

(ii) a copy of any additional Tenant Lease executed by Seller as permitted by the terms of Section 10(e)(ii), as fully executed;

(iii) a copy of any tax bill, notice or statement of value, or notice of change in a tax rate affecting or relating to the Real Property;

(iv) a copy of any notice of an actual or alleged Violation; and

(v) a copy of any notice of Taking.

(g) Removal of Personalty by Seller Prior to Closing; Broom Clean. Notwithstanding any provision to the contrary set forth in this Agreement, the Personal Property shall not include the Excluded Items of Personal Property and Seller agrees, at Seller’s sole cost and expense, to remove from the Real Property prior to the Closing Date the Excluded Items of Personal Property and to repair any and all damage caused to the Property by such removal prior to the Closing Date. If Seller fails to remove any of the Excluded Items of Personal Property prior to the Closing Date, Buyer shall have the option, exercisable at Buyer’s sole discretion, in addition to all other rights and remedies available to Buyer under this Agreement or at law or equity, to treat such failure to remove as abandonment, whereupon Seller’s rights therein shall terminate without the necessity of any further act by either party and any such items shall be deemed to be the sole property of Buyer. Seller shall deliver the Real Property to Buyer at Closing in a vacant and broom cleaned condition.

11. Environmental Matters.

Representations and Warranties. Seller represents and warrants to Buyer that, to the best of Seller’s knowledge, the Property and all activities and conditions at the Property or emanating from the Property, including those involving the use and operation of the Personal Property, are in compliance with and/or are not otherwise reasonably likely to establish a potential liability under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq., as amended from time to time (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., as amended from time to time (“RCRA”), and the Federal Water Pollution Control Act (33 U.S.C. 1251, et seq.), the Clean Air Act (42 U.S.C. 7401, et seq.), the Toxic Substance Control Act (15 U.S.C. 2601,et seq.), the Emergency Planning Community Right To Know Act (42 U.S.C. 11001, et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. 650 et seq.), and any other analogous present or future federal, state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing, including without limitation: those relating to the construction, operation, maintenance or repair of any improvements or equipment or other Personal Property; the discharge, emission or release of any Contaminant (hereinafter defined) to the air, soil, surface water or ground water; the discharge of any dredge or fill material to a wetland or other water of the United States (as hereinafter defined); the storage, treatment, disposal or handling of any Contaminant; or the construction, operation, maintenance or repair of aboveground or underground storage tanks (collectively, “Environmental Laws”).

12. Casualty.

(a) Seller’s Insurance. Seller shall maintain its current insurance policies in effect (the “Insurance Policy”) until the time of Closing, and shall deliver to Buyer, within three (3) business days after the date of this Agreement, an endorsement to the Insurance Policy issued by the insurance company issuing the Insurance Policy evidencing that the Insurance Policy is in effect, that the same will not be cancelled or materially modified without at least thirty (30) days prior written notice to Buyer. At Closing, Seller may cancel the Insurance Policy and the rebate of the prepaid premium shall be paid to Seller.

(b) Destruction. If at any time prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other casualty (“Casualty”), Seller shall promptly give written notice (“Casualty Notice”) thereof to Buyer. If the Property is the subject of a Casualty, Buyer shall have the right, at its sole option, of terminating this Agreement (by written notice to Seller and Escrow Holder given within ten (10) days after receipt of the Casualty Notice from Seller) unless, if (i) the cost to fully repair or restore such damage is less than Five Hundred Thousand Dollars ($500,000), (ii) the insurance company issuing the Insurance Policy has confirmed in writing that such Casualty is covered by the Insurance Policy, and (iii) the damage or destruction is fully repaired or restored by Seller prior to the Closing Date. If Buyer does not terminate this Agreement, the proceeds of any insurance with respect to the Property paid between the date of this Agreement and the Closing Date, together with an amount equal to Seller’s deductible under the Insurance Policy, shall be paid to Buyer at the time of Closing and all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

(c) Repairs. If the Property is the subject of a Casualty, but Buyer does not terminate this Agreement pursuant to the provisions of Section 12(b) above, then Seller shall cause all temporary repairs to be made to the Property as shall be required to prevent further deterioration and damage to the Property prior to the Closing Date; provided, however, that any such repairs shall first be approved by Buyer. Seller shall have the right to be reimbursed from the proceeds of any insurance with respect to the Property paid between the date of this Agreement and the Closing Date for the cost of all such repairs made pursuant to this Section 12(c). Except for the obligation of Seller to repair the Property set forth in this Section 12(c), Seller shall have no other obligation to repair any Casualty, damage or destruction in the event Buyer does not elect to terminate this Agreement pursuant to the provisions of Section 12(b), and in such event, Buyer shall accept the Property at Closing as damaged or destroyed by the Casualty and Buyer shall have the right to enter the Real Property prior to Closing for the purpose of performing such repairs thereto as are reasonably necessary to protect the Property against further damage prior to the Closing Date.

13. Eminent Domain. If a Taking affects all or any part of the Property prior to Closing, or if any proceeding for a Taking is commenced prior to Closing, or if notice of the contemplated commencement of a Taking is given prior to Closing, Buyer shall have the right, at its sole option, of terminating this Agreement (by written notice to Seller within ten (10) days after receipt by Buyer of written notice from Seller of the Taking). If Buyer does not terminate this Agreement, the Purchase Price shall be reduced by the total of any awards or damages received by Seller, and Seller shall, at Closing, be deemed to have assigned to Buyer all of Seller’s right, title and interest in and to any awards or damages to which Seller may have become entitled or may thereafter be entitled by reason of any exercise of the power of eminent domain or condemnation with respect to or for the Taking of the Property or any portion thereof.

14. Items to be Delivered at Closing by Seller. At Closing, Seller shall deliver to Buyer the following:

(a) Deed. The Deed.

(b) Bill of Sale. The Bill of Sale.

(c) Assignments of Leases and Service Agreements. Assignments in the form of Exhibit G and Exhibit H, respectively, of the Tenant Leases and the Service Agreements designated on Exhibit E to be assigned to Buyer, duly executed and acknowledged by Seller and in proper form for recording, assigning to Buyer or Buyer’s assignee all of the lessor’s and Seller’s rights, title and interest in the Tenant Leases and such Service Agreements,

(d) Notice Letters. Letters duly executed by Seller, in form satisfactory to Buyer addressed to each of the tenants under the Tenant Leases and other parties under the Service Agreements informing the recipient party of the assignments.

(e) Termination. A Termination of Management Agreement executed by Seller and the current property manager terminating the property management agreement as of the Closing Date and confirming that all amounts due to manager under such agreement have been paid in full or waived by manager.

(f) Assignment of Certificates, Etc. An assignment, duly executed and acknowledged by Seller, of (and delivery to Buyer of originals or copies of): all certificates of occupancy (provided that Seller shall only be obligated to deliver originals or copies to the extent such are in Seller’s possession), and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction over the Property; all fees, escrow and/or security funds, deposits and other sums heretofore paid to any governmental authority in connection with the Property (the amounts(s) of which shall be shown as a payment by the Buyer to the Seller on the Closing Statement); all certificates issued by the local Board of Fire Underwriters (or other body exercising similar functions); all plans, specifications and project manuals for the Property; all guarantees, bonds and warranties with respect to the Property (together with original counterparts of such instruments); and all keys to the Property.

(g) Loan Assumption. All documents required to be executed by Seller in connection with the Loan Assumption;

(h) Resolutions; Title Company Affidavits, Etc. Such resolutions and certificates as the Title Company shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto; including but not limited to the Articles of Organization and the Operating Agreement, and any amendments, Consent Action by the Members, and Good Standing Certificate for the Seller, and all affidavits, indemnities and other agreements required by the Title Company to permit it to issue to Buyer the Owner’s Policy of Title Insurance required pursuant to Section 6(a).

(i) FIRPTA. Seller, and the parties executing this Agreement on behalf of Seller, shall deliver to Buyer at Closing, a restatement of the above certifications of Seller and of the parties executing this Agreement on behalf of Seller in the form attached to this Agreement as Exhibit I.

(j) Transfer Tax. Any transfer tax declarations or forms, if any, required to be filed in connection with the recording of the Deed, including without limitation an Alabama Real Estate Sales Validation Form.

(k) State Law. Such disclosures, certificates or forms as may be required by applicable state and local law in connection with the sale of the Real Property, including without limitation, state withholding forms

(l) Up-Dated Rent Roll. A schedule in the form of Exhibit D of the rents and other charges and payments due from tenants under the Tenant Leases, including without limitation any which are in arrears, all dated as of the Closing Date and certified by Seller as true and correct.

(m) Conveyance of Awards. All proper instruments for the conveyance of the awards referred to in Sections 1(a) and 13.

(n) Affidavit as to Liens. An affidavit, duly executed and acknowledged by Seller, attesting the absence of any financing statements, claims of lien or potential lienors known to Seller and further attesting that there have been no improvements to the Property for four (4) months immediately preceding the Closing Date. If the Property has been improved within said time, Seller shall deliver releases or waivers of all mechanic’s liens, executed by general contractors, subcontractors, suppliers and materialmen, in addition to Seller’s lien affidavit, setting forth the name of such contractors, subcontractors, suppliers and materialmen, and further reciting that, in fact, all bills for work to the Property which could serve as the basis for a mechanic’s lien have been paid or will be paid at Closing.

(o) Termite Certificate. A certification and warranty from a reputable wood destroying insect inspecting company designated by Buyer, certifying that such company has made an inspection of the Property, and warranting that the Property is free and clear of any infestation by termites or other wood destroying insects, and that any damage caused by such termites or wood destroying insects has been fully repaired.

(p) Estoppels. Estoppel Certificates in form reasonably approved by Buyer from any third party (including without limitation, a homeowners or similar association) with the right to lien the Property and from the owner of any parcel of land on which the Property has an appurtenant easement that is necessary for the continued use and operation of the Property (e.g. access, drainage etc.).

(q) Evictions. Updated documentation detailing current eviction proceedings under the Tenant Leases, together with all assignments, pleading and other documentation required in order to assign all current eviction proceedings to Buyer.

(r) Accounting Information. An updated tenant ledger report for the Property, together with any other reports reasonably requested by Buyer to set up the Property accounting system.

(s) Property Documents. Originals (or copies to the extent originals are not available) of all Tenant Leases and Service Agreements and related files and correspondence; originals (or copies to the extent originals are not available) of all warranties, guaranties, permits, approvals and licenses issued for or with respect to the Property; and all plans, specifications, mechanical, electrical and plumbing layouts, operating manuals, purchase orders, brochures, marketing materials, advertisements, and other files and records in the possession of Seller relating to the Property.

(t) Records. Duplicate copies of all records and operating reports in Seller’s possession which are necessary to insure continuity of operation of the Property.

(u) Letters of Credit. All letters of credit held by Seller as security for the performance by any tenant of its obligations under its Tenant Lease, together with an endorsement to each such letter of credit issued by the issuer of such letter of credit naming Buyer or Buyer’s assignee as beneficiary under such letter of credit.

(v) Other Documents. Any other documents required to be delivered by Seller pursuant to any other provisions of this Agreement.

15. Items to be Delivered at Closing by Buyer. At Closing, Buyer shall deliver to Seller the following:

(a) Purchase Price. The portion of the Purchase Price payable pursuant to Section 2(d).

(b) Assumption Agreements. Assumption agreements, in the form of Exhibit G and Exhibit H respectively, of the Tenant Leases and of the Service Agreements designated on Exhibit E to be assigned to Buyer, duly executed and acknowledged by Buyer and in proper form for recording.

(c) Loan Assumption. All documents required to be executed by Buyer and new loan guarantors in connection with the Loan Assumption;

(d) Other Documents. Any other document required to be delivered by Buyer pursuant to any other provisions of this Agreement.

16. Brokerage. Buyer represents and warrants to Seller that Buyer has dealt with no broker, finder or other intermediary in connection with this sale other than Engel Realty Company, LLC and Hinton Properties (the “Brokers”). Seller agrees to pay all brokerage commissions due to the Brokers, in accordance with a separate agreement, and to any other broker, finder or other intermediary claiming a commission in connection with this sale, and to indemnify, defend and hold Buyer harmless from and against all claims, demands, causes of action, loss, damages, liabilities costs and expenses (including without limitation attorneys’ fees and court costs) arising from any claims for commissions made by the aforesaid Brokers and any other broker, finder or other intermediary, and Buyer shall have no liability, or obligation in connection therewith.

17. No Other Representations. Buyer acknowledges that neither Seller nor anyone acting, or purporting to act, on behalf of Seller, has, except as expressly set forth in this Agreement, made any representation or warranty with respect to the Property.

18. Assignability. Buyer shall have the right to assign this Agreement and its rights hereunder to (i) any affiliate of Buyer or (ii) with the approval of Seller, any other party; and any assignee of Buyer shall be entitled to all of the rights and powers of Buyer hereunder; provided (a) the assignee assumes the obligations of the Buyer hereunder, (b) that Buyer furnishes to Seller an executed copy of the assignment, and (c) the assignment is completed before the application for Loan Assumption is submitted.

19. Notices.

(a) All notices, demands, requests or other communications from each party to the other required or permitted under the term of this Agreement shall be in writing and, unless and until otherwise specified in a written notice by the party to whom notice is intended to be given, shall be sent to the parties at the following respective addresses:

if intended for Seller:	Mayfair Investors LLC c/o Engel Realty Company, LLC 951 18th Street South, Suite 200 Birmingham, AL 35205 Attn: William A. Butler Facsimile No.: (205) 939-6817 Email: wbutler@engelrealty.com

With a copy to:	CORLEY MONCUS, P.C. 728 Shades Creek Parkway, Suite 200 Birmingham, AL 35209 Attn: Claude McCain (“Mac”) Moncus, Esq. Facsimile No.: (205) 871-4411 Email: cmoncus@cmwlaw.com if intended for Buyer:

RRE Opportunity OP II, LP

c/o Resource Real Estate, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, PA 19103

Attn: Pamela Arms, Director of Underwriting and Due Diligence

Facsimile No.: (215) 761-0491

Email: parms@resourcerei.com

With a copy to:	Resource Real Estate, Inc. 1845 Walnut Street, 18th Floor Philadelphia, PA 19103 Attn: Shelle Weisbaum, General Counsel Facsimile No.: (215) 761-0452 Email: sweisbaum@resourcerei.com

And with a copy to:	Ledgewood, P.C. Two Commerce Square 2001 Market Street, 34th Floor Philadelphia, PA 19103 Attn: Stacy C. Bedwick, Esquire Facsimile No.: (215) 735-2513 Email: sbedwick@ledgewood.com

Notices may be given on behalf of any party by its legal counsel.

(b) Each such notice, demand, request or other communication shall be deemed to have been properly given for all purposes if (i) delivered to a nationally recognized overnight courier service for next business day delivery, to its addressee at such party’s address as set forth above or (ii) delivered via facsimile transmission to the facsimile number listed above or via electronic mail to the email address listed above, provided, however, that if such communication is given via facsimile transmission or email, an original counterpart of such communication shall concurrently be sent in the manner specified in clause (i) above.

(c) Each such notice, demand or request shall be deemed to have been given upon the earlier of (i) actual receipt or refusal by the addressee or (ii) deposit thereof with the courier if sent pursuant to section (b)(ii) above.

20. Additional Escrow Provisions.

(a) Deposit. Escrow Holder agrees to deposit the Deposit in an interest bearing account, subject to the receipt from Buyer of a form W-9 for the purposes of investing said funds and to hold and disburse said funds, and any interest earned thereon, as hereinafter provided. Escrow Holder shall release the funds in accordance with and pursuant to written instructions. In the event of a dispute between any of the parties hereto sufficient in the sole discretion of Escrow Holder to justify its doing so, Escrow Holder shall be entitled to tender unto the registry or custody of any court of competent jurisdiction located in the jurisdiction where the Real Property is located, all money or property in its hands held under the terms of this Agreement, together with such legal pleading as it deems appropriate, and thereupon be discharged.

(b) Escrow Holder. Seller and Buyer covenant and agree that in performing any of its duties under this Agreement, Escrow Holder shall not be liable for any loss, costs or damage which it may incur as a result of serving as escrow agent hereunder, except for any loss, costs or damage arising out of its willful default or negligence. Accordingly, Escrow Holder shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities, or (ii) to any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Holder shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

(c) Indemnity. Seller and Buyer hereby agree to indemnify and hold harmless Escrow Holder against any and all losses, claims, and counsel fees and disbursements which may be imposed upon Escrow Agent or incurred by Escrow Holder hereunder, except those arising from willful default or breach of trust by Escrow Holder or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof.

21. Miscellaneous.

(a) Captions. The captions in this Agreement are inserted for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

(b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

(c) Entire Agreement; Governing Law. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior or other negotiations, representations, understandings and agreements of, by or among the parties, express or implied, oral or written, which are fully merged herein. The express terms of this Agreement control and supersede any course of performance and/or customary practice inconsistent with any such terms. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement unless such agreement is in writing and signed by the party against whom enforcement of such change, modification, discharge or abandonment is sought. This Agreement shall be governed by and construed under the laws of the State of in which the Real Property is located.

(d) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or in part.

(e) Gender, etc. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected on this Agreement as the signatories. For purposes of this Agreement, any signature transmitted by e-mail (in pdf format) shall be considered to have the same legal and binding effect as any original signature.

(g) Exhibits. All exhibits attached to this Agreement are incorporated by reference into and made a part of this Agreement.

(h) No Waiver. Neither the failure nor any delay on the part of either party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of any such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(i) Headings. The headings incorporated in this Agreement are for convenience in reference only, are not a part of this Agreement and do not in any way limit or add to the terms and provisions of this Agreement.

(j) Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party’s legal representative or counsel drafted such provision.

(k) Time. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, then the final day shall extend to 5:00 p.m. of the next full business day. For the purposes of this Section, the term “holiday” shall mean a day other than a Saturday or Sunday on which banks in the state in which the Real Property is located are or may elect to be closed.

(l) Attorney’s Fees. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney’s fees. However, the provisions of this Section 20(l) are expressly subject to the limitation on Buyer’s liability specified in Section 3(b).

(m) Exclusivity. Until the earlier to occur of termination of this Agreement or the Closing Date, Seller (and Seller’s agents, including Seller’s broker) shall cease to market the Property and shall refrain from solicitation of backup offers and any discussion, negotiation or any other communication concerning or related to the sale of the Property with any third party other than Buyer.

(n) Recording of Agreement. Neither Seller nor Buyer shall cause or permit this Agreement to be filed of record in any office or place of public record and, if Buyer or Seller shall fail to comply with the terms hereof by recording or attempting to record the same, such act shall not operate to bind or cloud title to the Real Property. If either party, or any agent, broker or counsel acting for either party shall cause or permit this Agreement or a copy thereof to be filed in an office or place of public record, the other party, at its option, and in addition to its other rights and remedies, may treat such act as a default under this Agreement. However, the filing of this Agreement in any suit or other proceeding in which document is relevant or material shall not be deemed to be a violation of this Section 20(n).

(o) Buyer’s Exercise of Right to Terminate. If Buyer desires to terminate its obligations under this Agreement pursuant to any of the provisions hereof, Buyer shall do so by delivering written notice of termination to Seller, with a copy to Escrow Holder. Upon any such termination, or upon termination of this Agreement pursuant to Section 5(d), the Deposit and all interest earned thereon shall be paid to Buyer, and except as otherwise expressly provided herein, this Agreement shall be and become null and void and neither party shall have any further rights or obligations under this Agreement.

(p) Post-Closing Instructions. Seller agrees to instruct, or cause its agents or employees to instruct, Buyer or its designee in all phases and aspects of the operation of the Real Property, to disclose to Buyer all information concerning the Property reasonably necessary, convenient or useful to Buyer, which information and instructions are specifically made a part of the Property to be purchased hereunder, and to hold itself and its agents, servants, representatives, and employees available until the Closing Date and from time to time thereafter in order to supply any additional information requested by Buyer regarding the operation, maintenance, or management of the Property.

(q) Hart-Scott-Rodino. Each party shall be responsible for and shall comply with or cause to be complied with all requirements, if any, imposed by the Hart-Scott-Rodino amendments to the Clayton Act, 15 U.S.C. §18(a), (“Hart-Scott-Rodino”) in connection with the transaction contemplated by this Agreement. All fees payable in connection with any filing made pursuant to Hart-Scott-Rodino shall be paid by Buyer. Seller and Buyer shall each cooperate with the other and with the Federal Trade Commission and the Antitrust Division of the Department of Justice in connection with such filings, including without limitation, providing timely responses to any requests for additional information made (at no cost to the Seller). If the transaction contemplated by this Agreement is disapproved or not deemed approved by the Federal Trade Commission and Antitrust Division of the Department of Justice, then this Agreement shall automatically terminate, whereupon the Deposit and all interest earned thereon shall be paid to Buyer, and except as otherwise expressly provided herein, this Agreement shall be and become null and void and neither party shall have any further rights or obligations under this Agreement.

(r) Tax Deferred Exchange. Buyer or Seller may desire to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, fee title in the Project. Each of Buyer and Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Treasury Reg. §1.1031(k)-1(g)(4) on or before Closing and each party hereby agrees to fully cooperate with the other party, at no cost to such party, in the furtherance of any such like-kind exchange pursuant to Code §1031 contemplated by either party hereto.

(s) Reporting Person. Seller and Buyer hereby designate the Escrow Holder to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions closed on or after January 1, 1991.

(t) Section 3-14 Compliance. Seller shall provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer reasonable access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, necessary to enable Buyer’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the one (1) immediately preceding calendar year. Buyer shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit, which will include verbal requests for information regarding internal controls and follow-up questions on the financial information provided to the Buyer. In addition, Seller agrees to provide to Buyer or any affiliate of Buyer, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller’s obligation to maintain its records for use under this Section 22(t) shall be an on-going condition to Closing for Buyer’s benefit until Closing. Seller shall maintain its records for use under this Section 22(t) for a period of not less than two (2) years after the Closing Date. The provisions of this Section shall survive closing and recordation of the Deed for a period of ninety (90) days from the date of recordation of the Deed.

(u) Disclaimer of Condition of Property. Except as to any matters specifically warranted herein, Buyer acknowledges and agrees that Seller has not made, does not make and expressly negates and disclaims any representations or warranties concerning or with respect to (a) the value, nature, quality or condition of the Property (or any portion thereof); (b) the income to be derived from the Property; (c) the suitability of the Property (or any portion thereof) for any and all activities and uses which Buyer or anyone else may conduct thereon; (d) the compliance of or by the Property (or any portion thereof) or its operation with any laws, rules, ordinances or regulations of any applicable governmental agency, authority or body, including, without limitation, zoning and platting ordinances; (e) the habitability, merchantability, profitability or fitness for a particular purpose of the Property (or any portion thereof); (f) the manner, quality, state of repair or lack of repair of the Property (or any portion thereof); (g) the environmental condition of the Property (or any portion thereof); or (h) any other matter with respect to the physical condition of the Property (or any portion thereof). Buyer acknowledges and agrees that Buyer is purchasing and acquiring the Property in its “AS IS, WHERE IS” condition. The terms and conditions of this Section shall survive the Closing in all respects.

(v) Disclaimer as to Seller Third Party Reports. Seller may have provided and/or may provide to Buyer copies of surveys, title insurance policies, title reports, phase I environmental reports and/or other items of information pertaining to the Property and prepared by third parties (collectively, the “Seller Third Party Reports”). Notwithstanding anything contained herein to the contrary, Seller’s provision of the Seller Third Party Reports is made on an “as is” basis, without recourse and without any representation or warranty whatsoever. Furthermore, Buyer hereby acknowledges and agrees that (a) Seller makes no covenant, representation or warranty whatsoever as to any information set forth in any of the Seller Third Party Reports (the “Information”), including, without limitation, the content, reliability, accuracy or completeness of any of the Information, (b) if Buyer uses or relies on any of the Information, Buyer shall do so solely at Buyer’s own risk, and Seller makes no representation, warranty or assurance as to whether Buyer has any right to use or rely thereon, (c) Seller has no duty to advise Buyer of any misrepresentations, misstatements, mistakes, errors or other inaccuracies contained in the Information, and (d) Seller shall have no liability to, and is hereby released from all liability by, Buyer and its successors and/or assigns with respect to the Information, including, without limitation, any liability for misrepresentations, misstatements, mistakes, errors or other inaccuracies contained in the Information. The terms and conditions of this Section shall survive the Closing in all respects.

(w) Lead-Based Paint. Every buyer of any interest in residential real property on which a residential dwelling was built prior to 1978 must be notified that such property may present exposure to lead from lead-based paint that may place some children at risk of developing lead poisoning. Lead poisoning in young children they produce permanent neurological damage including learning disabilities reduced intelligence quotient behavioral problems and impaired memory. Lead poisoning also poses particular risks to pregnant women. The seller of an interest in residential real property is required to provide the buyer with any information on lead-based paint hazards. Seller has provided Buyer with all of its available records and reports pertaining to lead-based paint and or lead-based paint hazards in the Premises. Buyer acknowledges that pursuant to regulations promulgated by the U.S. Department of Housing and Urban Development (24 CFR Part 35) and the Environmental Protection Agency (40 CFR Part 745), pursuant to Section 1018 of the Residential Lead Paint Hazard Reduction Act of 1992, Buyer has the right to make Buyer’s obligations under this Agreement contingent on a ten-day period from the Effective Date to perform a risk assessment or inspection on the Premises for lead-based paint and/or lead-based paint hazards. Buyer hereby represents that it has either (i) performed such risk assessment or inspection prior to the execution of this Agreement or (ii) waives its right to do so and any attendant rights of Buyer to cancel this Agreement for reasons related to the presence, if any, of lead-based paint and/or lead-based paint hazards. Buyer acknowledges receipt of the pamphlet “Protect Your Family from Lead in Your Home.”

[Signature pages to follow]

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as a sealed instrument as of the day and year first above written.

SELLER

MAYFAIR INVESTORS LLC, an Alabama limited liability company
By:	/s/ William A. Butler
Name:	William A. Butler
Title:	Manager

BUYER
RRE OPPORTUNITY OP II, LP, a Delaware limited partnership

By:	Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation, its general partner

	By:	/s/ Alan Feldman
	Name:	Alan Feldman
	Title:	CEO

JOINDER OF ESCROW HOLDER

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, the Escrow Holder named in the annexed Agreement, hereby agrees to be bound by the provisions of the annexed Agreement relating to the holding and disbursement of all monies paid to the undersigned in escrow, and to disburse such sums strictly in accordance with the terms of such Agreement.

Intending to be legally bound, the undersigned has caused this Joinder to be executed by its duly authorized representative the 24th day of April, 2015.

LAND SERVICES USA, INC.
By:	/s/ Alison Rugsanvert
Alison Rugsanvert
Title Officer

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

Parcel I:

Commence at the Northwest corner of the Southwest quarter of the Northeast quarter of Section 18, Township 18 South, Range 2 West, Jefferson County, Alabama, situated within the City Limits of Homewood, Alabama; thence run in an Easterly direction along the North line of said quarter-quarter a distance of 673.05 feet to the point of beginning; said point of beginning being situated on the Southerly right of way line of U.S. Highway 31; thence 24 degrees 39 minutes to the right and run in a Southeasterly direction along said Southerly right of way line of U.S. Highway #31 a distance of 375.39 feet; thence 89 degrees 47 minutes 30 seconds to the right and run in a Southwesterly direction a distance of 10.04 feet; thence 89 degrees 45 minutes to the left and run in a Southeasterly direction continuing along the Southerly right of way line of U.S. Highway #31 a distance of 126.50 feet; thence 106 degrees 45 minutes to the right and run in a Southwesterly direction a distance of 197.0 feet; thence 24 degrees 15 minutes to the left and run in a Southerly direction a distance of 263.00 feet; thence 23 degrees 00 minutes to the left and run in a Southeasterly direction a distance of 130.0 feet; thence 90 degrees 00 minutes to the left and run in an Easterly direction 60.0 feet; thence 34 degrees 00 minutes to the right and run in a Southeasterly direction a distance of 65.0 feet; thence 22 degrees 35 minutes to the right and run in a Southeasterly direction a distance of 152.0 feet; thence 10 degrees 50 minutes 12 seconds to the right and run in a Southeasterly direction a distance of 188.22 feet to its intersection with the Westerly right of way line of the Old Montgomery Highway, said point being situated on a curve having a radius of 188.29 feet; thence run in a Southerly direction along the arc of said curve a distance of 15.00 feet; thence 125 degrees 35 minutes 24 seconds, angle being measured from the total chord of last described curve, said curve having a total central angle of 26 degrees 44 minutes 18 seconds, and run in a Northwesterly direction a distance of 156.99 feet; thence 35 degrees 56 minutes 15 seconds to the left and run in a Northwesterly direction a distance of 897.00 feet; thence 24 degrees 45 minutes 45 seconds to the left and run in a Westerly direction 319.00 feet to its intersection with the West line of said quarter-quarter; thence 149 degrees 19 minutes 15 seconds to the right and run in Northeasterly direction a distance of 159.41 feet; thence 6 degrees 30 minutes 15 seconds to the left and run in a Northeasterly direction a distance of 576.00 feet; thence 28 degrees 10 minutes to the left and run in a Northeasterly direction a distance of 140.00 feet to the point of beginning.

Parcel II:

Commence at the Northwest corner of the Southwest  1⁄4 of the Northeast  1⁄4 of Section 18, Township 18 South, Range 2 West, Jefferson County, Alabama, situated in the City of Homewood, Alabama; thence run in an Easterly direction along the North line of said  1⁄4  1⁄4 673.05 feet to its intersection with the Southerly right of way line of U.S. Highway #31; thence 24 degrees 39 minutes to the right and run in a Southeasterly direction along said Southerly right of way line of U.S. Highway #31 a distance of 375.39 feet; thence 89 degrees 47 minutes 30 seconds to the right and run in a Southwesterly direction a distance of 10.04 feet; thence 89 degrees 45 minutes to left continuing along said Southerly right of way line of U.S. Highway #31 a distance of 126.50 feet to the point of beginning; thence continue on last described course a distance of 234.11 feet to its intersection with the East line of said  1⁄4  1⁄4; thence 63 degrees 38 minutes to the right and run in a Southerly direction along said East line of said  1⁄4  1⁄4 a distance of 563.41 feet to its intersection with the Westerly right of way line of Old Montgomery Highway; thence 40 degrees 09 minutes 45 seconds to the right and run in a Southwesterly direction along said Westerly right of way line of the Old Montgomery Highway a distance of 141.77 feet to the point of beginning of a curve to the left having a radius of 188.29 feet and a central angle of 22 degrees 10 minutes 26 seconds; thence continue along the arc of said curve distance of 72.87 feet; thence 124 degrees 12 minutes 40 seconds to the right, said angle being measured from the chord of last described curve and run in a Northwesterly direction a distance of 188.22 feet; thence 10 degrees 50 minutes 12 seconds to the left and run in a Northwesterly direction a distance of 152.0 feet; thence 22 degrees 35 minutes to the left and run in a Northwesterly direction a distance of 65.0 feet; 34 degrees 00 minutes to the left and run in a Westerly direction a distance of 60.0 feet; thence 90 degrees 00 minutes to the right and run in a Northerly direction 130.0 feet; thence 23 degrees 00 minutes to the right and run in a Northeasterly direction a distance of 263.0 feet; thence 24 degrees 15 minutes to the right and run in a Northeasterly direction a distance of 197.0 feet to the point of beginning.

Situated in Jefferson County, Alabama.

EXHIBIT B-1

LIST OF PERSONAL PROPERTY

(1) All architectural, mechanical, engineering and other plans and specifications relating to the Property, to the extent in Seller’s possession.

(2) All percolation, and other soil, topographical, and traffic studies and tests relating to the Property, to the extent in Seller’s possession.

(3) All trademarks, logos and other marks, trade or business names, and all intangible personal property relating to the ownership, development, use, operation, leases and management of the Property, to the extent in Seller’s possession.

(4) All right, title, and interest of Seller in and to all transferrable or assignable warranties, representations, guarantees, contract rights, and miscellaneous rights, if any, with respect to the Property.

(5) All records, and documents of Seller relating to the Property.

(6) All ranges, refrigerators, freezers, refrigeration/freezer units, dishwashers, clothes washing machines and dryers, and all other appliances, and all hookups for any of the foregoing or for cable television.

(7) All heating, ventilating and air conditioning equipment and other machinery, whether portable units or fixtures.

(8) All wall-to-wall carpeting, screens and garbage disposals, whether personalty or fixtures.

(9) All items listed on Schedule I attached to and made a part of this Exhibit.

SCHEDULE I

List of Personal Property

EXHIBIT B-2

EXCLUDED ITEMS OF PERSONAL PROPERTY

[to be attached]

EXHIBIT C

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (the “Assignment”) is made as of the      day of             , 20     , by                     ,                     (“Seller”) in favor of                     , a                      (“Buyer”).

RECITALS

A. Pursuant to a certain Agreement of Sale and Purchase, dated as of             , 20     , (the “Agreement of Sale”), Seller has agreed to sell to Buyer, upon the terms, provisions and conditions set forth therein, certain property (hereinafter “Property”) located in                     , all as more particularly described in the Agreement of Sale.

B. In connection with the sale and purchase of the Property, Seller desires to sell, assign and transfer to Assignee all of Assignor’s right, title and interest in and to the Personal Property identified and as defined in the Agreement of Sale (the “Personal Property”), all upon the terms, covenants and conditions set forth in this instrument.

NOW THEREFORE, for an in consideration of Ten Dollars ($10.00), the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller hereby agrees as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement of Sale.

2. Transfer and Assignment. Seller hereby sells, transfers, assigns, delivers and conveys to Buyer, its successors and assigns, all of Seller’s right, title and interest in, to and under the Personal Property.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(i) Seller is the sole owner and holder of the Personal Property;

(ii) Seller has the power, authority and right to execute and deliver this Assignment and to sell, transfer, assign, deliver and convey the Personal Property;

(iii) Seller has not made any prior sales or assignments of any of the Personal Property; and

(iv) Other than for the Permitted Encumbrances, the Assigned Property is free and clear of any lien, claim and/or encumbrance of any party.

4. Absolute Transfer. It is the intention of Seller to transfer absolute title of the Personal Property to Buyer, its successors and assigns, free of any equity of redemption by Seller or its successors and assigns.

5. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Seller and Buyer and their respective heirs, personal representatives, successors and assigns.

SELLER MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN RESPECT OF THE PERSONAL PROPERTY, AND THE SAME IS SOLD IN “AS IS, WHERE IS” CONDITION, WITH ALL FAULTS. BY EXECUTION OF THIS BILL OF SALE, BUYER AFFIRMS THAT IT HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PERSONAL PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PERSONAL PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE, AND THAT THE PERSONAL PROPERTY IS BEING SOLD TO BUYER WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY.

IN WITNESS WHEREOF, intending to be legally bound, Seller has caused this Bill of Sale and Assignment to be executed by its duly authorized officer on the day and year first above written.

SELLER:

BUYER:

EXHIBIT D

RENT ROLL

EXHIBIT E

SERVICE AGREEMENTS

			To Be	To Be
	Date	Parties	Services	Assigned/Terminated

1.

2.

3.

4.

5.

6.

7.

EXHIBIT F

STATEMENT OF INCOME AND EXPENSE

[Statement to be Attached]

EXHIBIT G

ASSIGNMENT AND ASSUMPTION OF TENANT LEASES

THIS ASSIGNMENT is made as of the     day of             , 20     , by and between                     , a                     (“Assignor”) and                     , a                     (“Assignee”).

RECITALS

A. Pursuant to a certain Agreement of Sale, dated as of             , 20     , (the “Agreement of Sale”), Assignor has agreed to sell to Assignee, upon the terms, provisions and conditions set forth therein, certain property (hereinafter “Property”) located in             on land described on Exhibit A attached to and made a part of this Assignment, all as more particularly described in the Agreement of Sale.

B. In connection with the sale and purchase of the Property, Assignor desires to assign to Assignee all tenant leases encumbering the Property and Assignee desires to accept said assignment and assume the obligations of Assignor under said leases, all upon the terms, covenants and conditions set forth in this instrument.

NOW, THEREFORE, in consideration of the purchase price paid by Assignee to Assignor for the Property, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee covenant and agree as follows:

1. Assignment. Assignor hereby assigns, transfers and sets over unto Assignee all of Assignor’s and the lessor’s right, title and interest in and to (collectively, the “Assigned Interests”) (a) the leases set forth on Exhibit B attached to and made a part of this Assignment and any other lease, license or right of occupancy affecting the Property, together with all amendments, extensions, and other modifications thereto (the “Tenant Leases”), (b) any and all rights of Assignor and the lessor under the Tenant Leases to collect rents, additional rents, escrow or security deposits, fees, income, charges, and profits now or hereafter arising thereunder, and (c) any guarantees of any Tenant Leases, to have and to hold the same unto Assignee, its successors and assigns.

2. Right to Assign. Assignor represents and warrants that Assignor has unencumbered title to and full right to assign the Assigned Interests.

3. Assumption. Assignee accepts said assignment and assumes all obligations on the part of the landlord under the Tenant Leases first arising or accruing on or after the date of this Assignment.

4. Indemnification by Assignor. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any claim, demand, cause of action, charge, judgment, damage, liability, cost or expense (including, without limitation, reasonable attorney’s fees and legal costs) (a) arising out of the Assigned Interests in connection with events occurring prior to the date of this Assignment, or (b) arising out of any claim by any tenant arising prior to the date of this Assignment with respect to any security deposit but only to the extent of the amount of such security deposit and interest thereon not transferred by Assignor to Assignee.

5. Indemnification by Assignee. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any claim, demand, cause of action, charge, judgment, damage, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of the Assigned Interests in connection with events occurring on or after the date of this Assignment or arising out of any claim by any tenant arising on or after the date of this Assignment with respect to its security deposit but only to the extent of the amount of such security deposit and interest thereon transferred by Assignor to Assignee and not returned to such tenant by Assignee.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, personal representatives, successors and assigns.

7. Counterparts. This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. For purposes of this Assignment, any signature transmitted by e-mail (in pdf format) shall be considered to have the same legal and binding effect as any original signature.

8. Limited Power of Attorney. Assignor hereby appoints Assignee its attorney-in-fact for the limited purpose of receiving and endorsing any checks or other payments of rent, income or profits tendered to Assignee pursuant to the terms of the Leases or guarantees if any checks are made payable to the order of Assignor. Assignor ratifies any such endorsement made pursuant to this limited power of attorney. This limited power of attorney is coupled with an interest and is irrevocable.

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Assignment and Assumption of Tenant Leases to be executed by their duly authorized officers on the day and year first above written.

ASSIGNOR:

ASSIGNEE:

EXHIBIT H

ASSIGNMENT AND ASSUMPTION OF SERVICE AGREEMENTS

THIS ASSIGNMENT AND ASSUMPTION OF SERVICE AGREEMENTS (“Assignment”) is made and entered into as of the     day of             , 20     , by and between                     , a                     (“Assignor”) and                     , a                     (“Assignee”).

R E C I T A L S:

A. Pursuant to a certain Agreement of Sale dated as of             , 20     (the “Agreement of Sale”), Assignor has agreed to sell to Assignee, upon the terms, provisions and conditions set forth therein, certain property (hereinafter “Property”) located in             , all as more particularly described in the Agreement of Sale.

B. In connection with the sale and purchase of the Property, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to those agreements set forth on Exhibit A attached to and made a part of this Assignment (the “Service Agreements”) and Assignee desires to accept said assignment and assume the obligations of Assignor under the Service Agreements, all upon the terms, covenants and conditions set forth in this instrument.

NOW, THEREFORE, in consideration of the purchase price paid by Assignor to Assignee for the Property and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee covenant and agree as follows:

1. Assignment. Assignor hereby assigns, transfers and sets over to Assignee all of Assignor’s right, title and interest in and to the Service Agreements. Assignor agrees to pay and perform all terms, covenants, conditions, agreements and obligations to be kept and performed under the Service Agreements to the date of this Assignment, together with such other obligations of Assignor concerning the Service Agreements set forth in the Agreement of Sale.

2. Right to Assign. Assignor represents and warrants that Assignor has unencumbered title to and full right to assign the Service Agreements.

3. Assumption. Assignee accepts said assignment and assumes all obligations of Assignor under the Service Agreements arising or accruing on or after the date of this Assignment.

4. Indemnification by Assignor. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any claim, demand, cause of action, charge, judgment, damage, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of the Service Agreements in connection with events occurring prior to the date of this Assignment.

5. Indemnification by Assignee. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any claim, demand, cause of action, charge, judgment, damage, liability, cost or expense (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of the Service Agreements in connection with events occurring on or after the date of this Assignment.

6. Counterparts. This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. For purposes of this Assignment, any signature transmitted by e-mail (in pdf format) shall be considered to have the same legal and binding effect as any original signature.

7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, intending to be legally bound, Assignor and Assignee have caused this Assignment and Assumption of Service Agreements to be executed by their duly authorized officers on the day and year first above written.

ASSIGNOR:

ASSIGNEE:

EXHIBIT I

FIRPTA

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the undersigned “Transferor” which is the owner, directly or indirectly of all of the membership interests of                     , a                     , which has legal title to a U.S. real property interest under local law, will be the actual transferor of the property for U.S. tax purposes and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Transferor, the undersigned hereby certifies as follows:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity, as defined in Treas. Reg. § 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. taxpayer identification number is ; and

4.	Transferor’s office address is .

Transferor understands that the above information may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned, in the capacity set forth below, hereby declares that he has examined this instrument and to the best of his knowledge and belief it is true, correct, and complete, and the undersigned further declares that he has the authority to sign this document in such capacity.

By:
Name:
Title:

Dated:             , 2015

STATE OF                             :

                                                                                      : SS.

COUNTY OF                         :

On the     day of             , 20     , before me, the subscriber, a Notary Public in and for the State and County aforesaid, personally appeared                     , who acknowledged (himself)(herself) to be an officer of                      and that (he)(she) executed the foregoing instrument for the purposes therein contained.

WITNESS my hand and seal the day and year aforesaid.

Notary Public

My Commission Expires:

SCHEDULE 5(B)

DUE DILGENCE DELIVERIES

1. Monthly income statements for the Property beginning December 2013 and through date of sale;

2. Monthly rent rolls for December 2013 through month of sale;

3. Trial Balances for the years ended 2013, 2014 and last date the seller owns the Property;

4. Balance Sheet at 12/31/13, 12/31/14, and the last month the seller owns the Property;

5. Account payable and account receivable detail listing/aging reports at 12/31/13, 12/31/14 and date of sale;

6. Check registers and payables registers for January 2014, February 2014, January 2015, and February 2015;

7. Copy of management agreement;

8. General Ledger for 2013 and 2014 and through date of sale;

9. Copies of all insurance invoices for past 12 months;

10. Copies of all real estate tax bills for 2013 and 2014 as well as any assessments or tax bills for 2015;

11. Contact person at the property management company with whom the auditors can discuss internal control procedures and walkthrough information;

12. Standard Lease form with respect to the Property;

13. Copies of all property utility bills for past 12 months;

14. Copies of all utility contracts if applicable;

15. On-site access to make copies and/or review the Tenant Leases including any and all modifications, supplements or amendments thereto and all tenant lease files;

16. Current resident ledger report as well as a report on the date of sale;

17. Current notices to vacate report;

18. A schedule of all tenant deposits in the form customarily utilized by Seller;

19. Contracts relating to the maintenance and operation of the Property and access at the Property to all maintenance and service logs for the Property;

20. To the extent available at the property, copies of or access to any and all site plans, as-built, boundary and topographical surveys of the Property, zoning reports, soil and compaction studies or tests for the Property, architectural drawings, plans and specifications with respect to the Property;

21. Insurance loss runs during the period of Seller’s ownership of the Property;

22. Most recent elevation certificates (if available);

23. To the extent available, copies of all guaranties or warranties currently in effect related to the roof or any structure or operating system at the Property;

24. A list of employee units and model/office units, and employee rental and discount information;

25. A schedule of capital improvements completed during the period of Seller’s ownership;

26. Documentation related to eviction activity for the past 12 months as well as the status of all evictions currently in process;

27. List of all personal property to be conveyed with the Property;

28. To the extent available, the most recent tax, license fee and permit bills and copies of all such licenses and permits;

29. List of current employees of the Property and payroll;

30. All engineering studies, environmental reports, termite inspections or warranties, to the extent available and in the Seller’s possession, which relate to its Property and were prepared for such Seller by third parties;

31. The Seller’s ACM plan, lead in water O&M, and other O&M plans, if any;

32. The most recent Title and Survey in Seller’s possession, which relate to its Property;

33. Monthly occupancy and turnover percentages for 2013, 2014, and 2015;

34. Summary of bad debt written-off in 2013, 2014, and 2015;

35. Copies of tenant utility billing reports (RUBS) for the past 12 months, if applicable; and

36. Loan documents and lender correspondence relating to the Mortgage Loan.

NOTE: Banking records for Mayfair Apartments are available at the offices of Engel Realty Company, LLC for inspection, and if necessary, copying. The Seller’s bank accounts, reflecting receipts (deposits) and disbursements (checks), are maintained as one account with other properties owned (or have an identity of ownership) by Engel Realty Company, LLC, and Mayfair Apartments does not have a separate bank account.